UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Gemcorp Commodities Alternative Products Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

12 East 49th Street, Suite 21-101

New York, NY 10017

Telephone Number (including area code):

1-646-979-8494

Name and address of agent for service:

Ahmad Al-Sati

President

Gemcorp Capital Advisors LLC

12 East 49th Street, Suite 21-101

New York, NY 10017

COPIES TO:

Jonathan Gaines, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES ☒ NO

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York, in the State of New York on the 27th day of February, 2024.

Gemcorp Commodities Alternative Products Fund

By:	/s/ Ahmad Al-Sati
Ahmad Al-Sati
Trustee